Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(2)
(Form Type)
RTX Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	5.750% Notes due 2026	457(r)	$1,250,000,000	99.910%	$1,248,875,000	$147.60 per million	$184,333.95
Fees to Be Paid	Debt	5.750% Notes due 2029	457(r)	$500,000,000	99.958%	$499,790,000	$147.60 per million	$73,769.00
Fees to Be Paid	Debt	6.000% Notes due 2031	457(r)	$1,000,000,000	99.933%	$999,330,000	$147.60 per million	$147,501.11
Fees to Be Paid	Debt	6.100% Notes due 2034	457(r)	$1,500,000,000	99.812%	$1,497,180,000	$147.60 per million	$220,983.77
Fees to Be Paid	Debt	6.400% Notes due 2054	457(r)	$1,750,000,000	99.625%	$1,743,437,500	$147.60 per million	$257,331.38
TOTAL	—	—	—	$6,000,000,000	—	$5,988,612,500	$147.60 per million	$883,919.21

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $6,000,000,000.